EXHIBIT 12

                    MERRILL LYNCH PREFERRED CAPITAL TRUST III
                    MERRILL LYNCH PREFERRED FUNDING III, L.P.
                      COMPUTATION OF RATIOS OF EARNINGS TO
          COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS

                                       For the Period January 16, 1998 to December 25, 1998
                                       ----------------------------------------------------
                                       Merrill Lynch Preferred      Merrill Lynch Preferred
                                           Capital Trust III            Funding III, L.P.
                                       -----------------------      -----------------------

Earnings                                      $51,726,821                  $60,684,523
                                              ===========                  ===========

Fixed charges                                 $        --                  $        --

Preferred securities distribution
  requirements                                 50,175,008                   51,726,821
                                              -----------                  -----------

Total combined fixed charges and
  preferred securities distributions          $50,175,008                  $51,726,821
                                              ===========                  ===========

Ratio of earnings to combined
  fixed charges and preferred
  securities distributions                           1.03                         1.17